Exhibit 99.1

Centre 1 Bancorp, Inc.

Centre 1 Bancorp

Proxy

Special Meeting – Thursday, November 13, 2025

The undersigned hereby appoints Donald A. O’Day and Gerald Ritzert or either of them (with full power to act alone) proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Centre 1 Bancorp, Inc. (“Centre”) which the undersigned is entitled to vote at the Special Meeting of Centre 1 Bancorp, Inc. to be held on November 13, 2025 at 9:00 a.m. Central Time, or at any adjournment thereof:

1.	With respect to the adoption of the Agreement and Plan of Merger, dated as of July 17, 2025, by and between Centre and Bank First Corporation (“BFC”), and the approval of the transactions contemplated thereby, including the merger of Centre with and into BFC, with BFC as the surviving entity (the “Centre merger proposal”).

FOR	AGAINST	ABSTAIN

2.	With respect to the approval to adjourn the special meeting, if determined necessary and appropriate, to solicit additional proxies in favor of the Centre merger proposal.

FOR	AGAINST	ABSTAIN

The Board of Directors recommends a vote “FOR” each of the listed propositions.

(Record Holder Name)	(Number of Shares Held)

I approve this Proxy to be voted as specified above, for the amount of shares of Centre 1 Bancorp stock listed in the above named account, and if no specification is made, to be voted FOR these proposals.

Signed this _________ day of _______________________________, 2025.

(signature)	(signature)

(name/title)	(name/title)

(All joint owners must sign. When signing as attorney, executor, administrator, trustee, or guardian, please give title. If more than one trustee, all should sign.)